Exhibit 8.1

May 21, 2002

Board of Directors
HEARx Ltd.
1250 Northpoint Parkway
West Palm Beach, FL 33407

Ladies and Gentlemen:

     We have acted as United States tax counsel to HEARx Ltd., a Delaware corporation (the “Company”), in connection with the proposed business combination (the “Combination”) with Helix Hearing Care of America Corp., a Canadian corporation, pursuant to the Amended and Restatement Merger Agreement. The Combination and certain proposed transactions incident thereto are described in the Joint Proxy Statement/Prospectus contained in the Company’s Amendment No. 5 to Form S-4 Registration Statement (File No. 333-73022) filed with the Securities and Exchange Commission on May 21, 2002 (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21 of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     In connection with this opinion, we have examined and relied upon without independent investigation as to matters of fact the Registration Statement, including the Joint Proxy Statement/Prospectus, and such other documents as we have considered relevant for purposes of this opinion. Our opinion is expressly conditioned on, among other things, the accuracy and completeness as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations included in these documents through and as of the date of consummation of the filing. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, administrative and judicial interpretations thereof and such other authorities as we have considered relevant. Because this opinion is being delivered prior to the Effective Date of the

HEARx LTD.

May 21, 2002

Combination, it must be considered prospective and dependent on future events. There can be no assurances that changes in the law will not take place that could affect the United States federal income tax consequences of the Combination or that a contrary position may not be taken by the Internal Revenue Service.

     Based upon and subject to the foregoing, the summary contained in the Registration Statement under the caption “Federal Income Tax Considerations Relating to the Arrangement—United States Federal Income Tax Considerations,” subject to the limitations and qualifications described therein, is our opinion of the material United States federal income tax consequences to holders who receive HEARx common stock pursuant to the Combination.

     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Federal Income Tax Considerations Relating to the Arrangement—United States Federal Income Tax Considerations” in the Joint Proxy Statement/Prospectus filed as part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/BRYAN CAVE LLP
Bryan Cave LLP